Exhibit 99.1

Barnes & Noble Reports Holiday Sales Results

Updates Earnings Per Share Guidance

NEW YORK--(BUSINESS WIRE)--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported holiday sales for the nine-week holiday period from November 4, 2007 to January 5, 2008.

Barnes & Noble store sales were $1.2 billion, a 4.1% increase over the same period in fiscal 2006. Comparable store sales decreased 0.4% as sales of recorded music were significantly below forecast. Excluding music sales, comparable store sales at Barnes & Noble stores increased 0.8% for the nine-week holiday selling period. For the 48 weeks ended January 5, 2008, Barnes & Noble store sales rose 4.8% to $4.3 billion, while comparable store sales increased 2.0%.

Barnes & Noble.com comparable sales increased 10.9% for the holiday selling season and totaled $129.4 million. For the 48 weeks ended January 5, 2008, Barnes & Noble.com sales were $428.8 million, representing a comparable sales increase of 12.8%.

Based on holiday sales results and January sales trends to date, the company is reducing its earnings per share guidance to $1.57 to $1.76 and $1.81 to $1.99 for the fourth quarter and full year, respectively. The company’s previous earnings per share guidance was $1.67 to $1.86 and $1.91 to $2.09, for the fourth quarter and the full-year, respectively. Although the company is reducing guidance based on fourth quarter performance and current trends, full-year guidance remains higher than the guidance provided at the beginning of the fiscal year due to the favorable results achieved during the first three quarters.

Barnes & Noble, Inc. will report fourth quarter and year-end earnings results on or about March 20, 2008.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 801 bookstores in 50 states. For the fourth year in a row, the company is the nation’s top bookseller brand, as determined by a brand’s overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
or
Investor:
Barnes & Noble, Inc.
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer